Exhibit 4.14

Amendment No. 10
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and its Affiliates
(Amended and Restated Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates”, as last amended and restated effective as of January 1, 2013 (the “Plan”), for the benefit of its eligible employees and the eligible employees of any participating affiliate; and
Whereas, pursuant to section 11.1 of the Plan, the Company may amend the Plan from time to time; and
Whereas, the Company desires to amend the Plan to allow distributions from all accounts upon attainment of age 59½, to allow installment distributions and make other revisions to the Plan.
Now, Therefore, in accordance with the provisions of section 11.1 of the Plan, the following actions are hereby taken and the Plan shall be amended, effective as of March 8, 2022, in the following respects:
1.    Section 6.4(f) of the Plan is hereby amended by (a) amending and restating subparagraph (2) in its entirety to provide as set forth below and (b) adding new subparagraph (3) to provide as set forth below:
    (2)    The termination of the Plan without establishment or maintenance of another defined contribution plan; and
    (3)    The Participant’s attainment of age 59½ or the Participant’s hardship.
2.    The first sentence of Section 6.5 of the Plan is hereby deleted and then the following is added to the beginning of that section:
    Except as provided in section 6.6 of this Plan, all distributions from a Member’s Account shall be in a lump sum or, if elected by the Member, under a systematic withdrawal plan (installments). A Member who has elected a systematic withdrawal plan may, with regard to all remaining payments or any portion thereof, elect to accelerate installment payments, decelerate installment payments, stop such payments altogether, or receive a lump sum distribution of the remainder of his Account balance, as long as, in any event, the requirements of Code Section 401(a)(9) and Plan section 6.6 are satisfied. Beneficiaries and alternate payees may elect any form of distribution available to a Member. Notwithstanding anything herein to the contrary, if distribution to a Member commences on the Member’s required beginning date as determined under Plan section 6.6, the Member may elect to receive distributions under a systematic withdrawal plan that provides the minimum distributions required under Code Section 401(a)(9), as described in Plan section 6.6.
3.    Section 6.8(b) of the Plan is hereby amended and restated in its entirety to provide as follows:
    Withdrawals After Attaining Age 59½. A Participant may make a withdrawal of all or any portion of the balance credited to his Account at any time after he attains age 59½. Such withdrawals shall be made pursuant to such rules as the Committee may prescribe and shall not affect the Participant’s right to otherwise participate in the Plan.
4.    The first paragraph of Section 6.8(c) of the Plan is hereby amended and restated in its entirety to provide as follows:
    Hardship Withdrawals. Prior to a Participant attaining age 59½, and after exhausting all withdrawals from his After-Tax Contributions and Rollover Contributions Accounts, if any, a Participant is entitled to receive a withdrawal from the Participant’s Before-Tax Contributions Account, Roth Elective Deferral Account and the vested portion of his Profit Sharing Contribution Account including any earnings credited to the Participant’s Before-Tax Contributions Account, Roth Elective Deferral Account and the vested portion of his Profit Sharing Contribution Account, respectively, and the Participant’s ESOP Account, provided, however, that the amount available for hardship withdrawal from his ESOP Account shall not exceed the difference between his vested interest in his Matching Contributions Account and the total previous withdrawals from his ESOP Account.
5.    Section 6.9(b) of the Plan is hereby amended by deleting the last sentence thereof.
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In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	Executive V.P.		March 8, 2022

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